                                                                      EXHIBIT 11
                                                                      ----------

                              THE ALLEN GROUP INC.
                              --------------------
                         EARNINGS PER COMMON SHARE DATA
                         ------------------------------
                             (Amounts in Thousands)

Net income and common shares used in the calculations of earnings per common share were computed as follows:



                                                         Three Months                      Nine Months
                                                            Ended                             Ended
                                                         September 30,                      September 30,
                                                        ---------------                   ---------------
                                                      1996            1995              1996             1995
                                                     ------          ------            ------           -----
Income:
-------
        Net income (loss) applicable to
               common stock - primary                $(2,991)        $ 9,472           $ 6,391          $25,918

        Adjustments for fully diluted:

               Convertible debenture
                 interest                                  -               -                 -               80
                                                      ------          ------            ------           ------

               Net income (loss) applicable
                 to common stock - fully
                 diluted                             $(2,991)        $ 9,472           $ 6,391          $25,998
                                                      ======          ======            ======           ======



Common Shares:
--------------
        Weighted average outstanding
               common shares                          26,483          26,294            26,429           26,108

        Common stock equivalents                         469             880               605              730
                                                      ------          ------            ------           ------

               Common shares - primary                26,952          27,174            27,034           26,838

        Common shares issuable for:

               Stock options                              50              39                18               68
               Conversion of debentures                    -               -                 -              166
                                                      ------          ------            ------           ------

               Common shares - fully diluted          27,002          27,213            27,052           27,072
                                                      ======          ======            ======           ======




The calculation of fully diluted earnings per common share is submitted in accordance with Regulation S-K Item 601(b)(11) although not required for income statement presentation because it results in dilution of less than 3 percent.



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